MCINNES COOPER
LAWYERS | AVOCATS

Purdy's Wharf Tower II
1300-1969 Upper Water Street
PO Box 730
Halifax NS
Canada B3J 2V1
Tel +1 (902) 425 6500 | Fax +1 (902) 425 6350

Our File: KE-3
December 30, 2009

NovaGold Resources Inc.
Granville Square, Suite 2300
200 Granville Street, PO Box 24
Vancouver, BC V6C 1S4

Dear Sirs/Mesdames:

**NovaGold Resources Inc. - Common Shares Issuable Pursuant to the Company's Stock Award Plan, the Performance Share Unit Plan and the Non-Employee Directors Deferred Share Unit Plan**

We have acted as local counsel to NovaGold Resources Inc. (the "**Company**"), a corporation incorporated in the Province of Nova Scotia, Canada, in connection with the registration under the *Securities Act* of 1933, as amended (the "**Act**"), on a registration statement on Form S-8 (the "**Registration Statement**") of an aggregate of 13,242,332 common shares of the Company without par value (the "**Shares**"), 11,142,332 of which are reserved for issuance pursuant to options granted or to be granted under or otherwise governed by the Company's 2004 Stock Award Plan (the "**Stock Award Plan**"), 2,000,000 of which are issuable pursuant to the 2009 Performance Share Unit Plan of the Company (the "**Performance Plan**") and 100,000 of which are issuable pursuant to the 2009 Non-Employee Directors Deferred Share Unit Plan of the Company (the "**DSU Plan**"). This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Company, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed. As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Company or of other companies or public official as the case may be.

For the purposes of our opinion, we have also assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from the System for Electronic Document Analysis and Retrieval of the securities regulatory authorities in Canada), the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records

(7856832/2)

and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

We are solicitors qualified to practice law in the Province of Nova Scotia, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that any Shares that may be issued pursuant to the Stock Award Plan, the Performance Plan and the DSU Plan have been duly authorized by the Company, and that:

(a) the Shares when issued in accordance with the terms of the options granted under or otherwise governed by the Stock Award Plan and upon receipt by the Company of full payment therefor, will be issued as fully paid and non-assessable shares of the Company; and

(b) the Shares when issued in accordance with the terms of the Performance Plan or the DSU Plan, as the case may be, will be issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours very truly,

**McInnes Cooper**

McInnes Cooper.